UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 26, 2010

GSE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1332 Londontown Blvd., Suite 200, Sykesville, MD 21784

(Address of principal executive office and zip code)

(410) 970-7800

Registrant's telephone number, including area code

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 26, 2010 (the “Closing Date”), the Company completed the acquisition of TAS Holdings Ltd. (“TAS”).  TAS, located in Stockton-on-Tees in the UK, provides engineering consulting, specializing in electrical system design, instrumentation and controls engineering and automation engineering.   TAS also engages in the computer modeling of major electrical distribution systems containing variable sources of electric generation operating at different utilization voltages. The majority of TAS’s customers reside in the petroleum refining, oil and gas, chemical and petrochemical industries.

Under the terms of the Share Purchase Agreement, GSE Systems, Ltd, the Company’s wholly-owned UK subsidiary, acquired all of the outstanding common stock of TAS from John Maplesden (TAS’s general manager and director), Anthony Maplesden and John Easton (TAS’s electrical engineering manager) (collectively referred to as, the “TAS Shareholders”).

The purchase price for the common stock of TAS is equal to (i) the Consolidated Net Asset Value of TAS as of March 31, 2010, approximately $592,000, and (ii) four times the adjusted consolidated pre-tax income of TAS for the year ended September 30, 2009, approximately $1.7 million (the “Adjusted Profit Consideration”), for a total of approximately $2.3 million.   The TAS financial statements for the year ended September 30, 2009 will be audited by a UK chartered accounting firm within 71 days of closing.

Approximately $500,000 of the Consolidated  Net Asset Value was paid on the Closing Date and the remaining $92,000 of the Consolidated Net Asset Value will be paid when the March 31, 2010 TAS balance sheet has been agreed to by the parties,  which is expected to take place not later than September 30, 2010.

On the Closing Date, the TAS Shareholders were entitled to receive approximately $689,000 (40% of the Adjusted Profit Consideration) payable in GSE common stock.  Based upon the formula agreed to by the parties, the TAS Shareholders will receive an aggregate of 122,617 shares of GSE common stock.

On the first anniversary of the Closing Date, the TAS Shareholders are entitled to receive approximately $517,000 (30% of the Adjusted Profit Consideration) (the “First Payment”).  At the option of GSE, the First Payment will be made either (a) 100% in cash or (b) 50% in cash and 50% in GSE Systems, Inc. common stock.  The value of the GSE common stock will be based upon the weighted average of the closing prices of the common stock on the NYSE Amex stock exchange for the five-trading day period ending two-trading days prior to the first anniversary of the Closing Date.   If net profit before taxes of TAS for the nine month period ending December 31, 2010 is less than $322,894, the First Payment will be reduced by an amount equal to four times the difference between (i) $322,894 and (ii) the actual net profit before taxes of TAS for the nine-month period ending December 31, 2010.

On the second anniversary of the Closing Date, the TAS Shareholders are entitled to receive approximately $517,000 (30% of the Adjusted Profit Consideration) (the “Second Payment”).  At the option of GSE, the Second Payment will be made either (a) 100% in cash or (b) 50% in cash and 50% in GSE Systems, Inc. common stock.  The value of the GSE common stock will be based upon the weighted average of the closing prices of the common stock on the NYSE Amex stock exchange for the five-trading day period ending two-trading days prior to the second anniversary of the Closing Date.

On the Closing Date, TAS entered into a sale and leaseback agreement with the TAS Shareholders.   Under the terms of the agreement, the TAS Shareholders purchased the building occupied by TAS for approximately $377,000 in cash, which was paid on the Closing Date, and TAS entered into a five-year lease for approximately $31,000 per year, payable in equal monthly installments.  TAS may terminate the lease after April 26, 2013 upon six months’ written notice.

The summary of the transaction described above is qualified by reference to the Share Purchase Agreement dated April 26, 2010, Contract for the Sale and Leaseback of Land and Buildings at 37-39 Norton Road, Stockton-on-Tees, dated April 26, 2010, which are attached as exhibits hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The audited financial statements of TAS Holdings Ltd. will be filed by an amendment to this Form 8-K prior to July 10, 2010.

(b)	Pro Forma Financial Information

The pro forma financial statements of GSE Systems, Inc. reflecting the acquisition of TAS Holdings Ltd. will be filed by an amendment to this form 8-K prior to July 10, 2010.

(c)	Exhibits.

2.1
Share Purchase Agreement relating to TAS Holdings, Ltd. dated April 26, 2010, by and between John Maplesden, Anthony Maplesden, and John Easton and GSE Systems, Ltd and GSE Systems, Inc., filed herewith.

2.2
Contract for the Sale and Leaseback of Land and Buildings at 37-39 Norton Road, Stockton-on-Tees TS18 2BU between TAS Holdings Ltd. and John Maplesden, Anthony Maplesden and John Easton, dated April 26, 2010, filed herewith.

2.3
Press release regarding the signing of the Share Purchase Agreement dated April 26, 2010, by and between John Maplesden, Anthony Maplesden, and John Easton and GSE Systems, Ltd and GSE Systems, Inc., filed herewith.

SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: April 30, 2010	/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and CFO